DERIVATIVES POWER OF ATTORNEY

            I am a duly authorized officer of Franklin Strategic Series (the "Trust"), which is an investment company registered under the Investment Company Act of 1940 comprised of multiple series of shares (each of which is a separate mutual fund), including the series set forth on Appendix A hereto (collectively, the “Funds”), with full authority and power to execute and deliver this Derivatives Power of Attorney on behalf of the Funds.

The Trust and Franklin Templeton Investment Management Limited (the “Investment Manager”) are parties to an Investment Management Agreement pursuant to which Investment Manager serves as the investment adviser to each of the Funds (the “Management Agreement”).  This Derivatives Power of Attorney shall be deemed to supplement the Management Agreement and, in the event of any conflict between the terms of the Management Agreement and this Derivatives Power of Attorney with respect to the subject matter hereof, the provisions of this Derivatives Power of Attorney shall control.

The Trust, acting on behalf of each of the Funds, hereby appoints the Investment Manager as each Fund’s duly authorized agent and attorney-in-fact with full power and authority in the name and on behalf of each Fund to:

  negotiate, enter into and execute all required documentation and establish all required accounts in the name and on behalf of each Fund in order for such Fund to enter into all types of cleared and uncleared derivatives transactions permitted by the Management Agreement and the investment policies and restrictions outlined in such Fund’s Registration Statement on Form N-1A or Form N-2, as the case may be, filed with the Securities and Exchange Commission and as amended from time to time, including but not limited to (i) Derivatives Trading Account Applications and Agreements, (ii) Futures Customer Agreements, (iii) Exchange-Traded Options Agreements, (iv) Margin and Netting Agreements, (v) ISDA Master Agreements, Schedules, Credit Support Annexes and other agreements for engaging in uncleared swap transactions, (vi) Account Control Agreements, (vii) centrally cleared swap documents, including Customer Agreements, Cleared Derivatives Addenda, Cleared Derivatives Execution Agreements and Derivatives Clearing Organization, Swap Execution Facility and Affirmation Platform Provider documents and agreements, (viii) Prime Brokerage and FX Prime Brokerage Agreements, (ix) Master Securities Forward Transaction Agreements, (x) Master Confirmation Agreements and individual transaction Confirmations and (xi) any and all such other documents, agreements and certificates as may be required to participate in any of the foregoing relationships, including without limitation the authority to sign and acknowledge all applicable risk disclosure statements on behalf of each Fund, and to provide copies of any required supporting documentation, including a copy of any relevant tax withholding forms, to the relevant counterparty (as applicable);
  adhere each Fund as a party to the ISDA 2012 DF Protocol and any subsequent protocols established by ISDA to allow parties to meet the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder with respect to derivatives transactions (collectively, the “Protocols”), and in accordance with such adherence, and without limitation, to (i) make all applicable representations on behalf of each Fund, (ii) provide certain information with respect to each Fund and (iii) make appropriate elections on behalf of each Fund, including, but not limited to, elections with respect to eligible contract participant status and special entity status, each as required under the Protocols;
  periodically deliver, provide and send information regarding each Fund (including updates thereto) to potential FCMs or derivatives counterparties (as applicable) in connection with legal, credit and other due diligence of the Funds by such entities; and
  perform such other acts and execute, acknowledge and deliver such other agreements, certificates, instruments or documents as may be necessary or incidental to evidence or accomplish the foregoing items, all in such form and containing such provisions as the Investment Manager shall by execution and delivery approve.

The Trust, acting on behalf of each Fund, hereby consents to and agrees that the Investment Manager is authorized to use and disclose information concerning each Fund and the investment account managed by the Investment Manager for such Fund to the extent permitted by applicable law, regulation or legal process for the purposes of meeting applicable transaction and other reporting requirements, including the reporting of such information to a swap data repository.

To the extent that applicable non-disclosure, confidentiality, bank secrecy or other laws or contractual obligations impose nondisclosure requirements on transaction and similar information otherwise required to be disclosed but permits the Trust to waive such non-disclosure requirements by consent, the Trust on behalf of the Funds consents to waive such non-disclosure requirements to the extent permitted by such applicable laws.

The signature by the Investment Manager in the name and on behalf of any Fund on any of the above-referenced documents shall be conclusive evidence of the Trust’s approval, on behalf of such Fund, of and agreement with the terms and conditions thereof and of the authority delegated hereby.

Notwithstanding anything to the contrary herein, the Investment Manager is not being granted the authority to take any action under this Derivatives Power of Attorney (whether on behalf of the Funds or on its own behalf), and shall not take any such action, that would be inconsistent with the investment guidelines and other restrictions on the Investment Manager's actions contained in the Management Agreement.

IN WITNESS WHEREOF, I have hereunto subscribed my name and title on July 17, 2013.

                                                                        /s/ Karen L. Skidmore

                                                                        Name: Karen L. Skidmore

                                                                        Title: Vice President and Secretary

APPENDIX A

FUNDS GRANTING DERIVATIVES POWER OF ATTORNEY

Franklin Global Government Bond Fund